Exhibit 4.1.13

Recording Requested By,

And After Recording, Return To:

WELLS FARGO BANK,

  NATIONAL ASSOCIATION

MAC N9312-040
109 South 7th Street, 4th Floor
Minneapolis, MN 55402
Telecopier:  (612) 341-2472
Attention:  Becky A. Koehler

THE TOTAL AMOUNT OF PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE SHALL NOT EXCEED, AT ANY ONE TIME, THE SUM OF $15,000,000 AS TO THE PROPERTY LOCATED IN THE STATE OF KANSAS, INCLUDING WITHOUT LIMITATION THE COUNTIES OF ATCHISON, POTTAWATOMIE AND WYANDOTTE.

LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY
AGREEMENT AND FIXTURE FILING

THIS LEASEHOLD MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter called this “Mortgage”), made as of the 15th day of February, 2010, by and between MGP INGREDIENTS, INC., a Kansas corporation, with an address at 100 Commercial Street, Atchison, KS 66002 (“Mortgagor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, with an address at MAC N9312-040, 109 South Seventh Street, 4th Floor, Minneapolis, MN 55402 (“ Mortgagee”).

WITNESSETH:  That

WHEREAS, the City of Atchison, Kansas (the “Issuer”) did issue its Taxable Industrial Revenue Bonds, Series 2006 (MGP Ingredients Project), on December 28, 2006, in an aggregate principal amount of $7,000,000 (the “Bonds”), the proceeds of which were used to pay the costs of acquiring, purchasing, constructing and equipping a project consisting of an office building and a technical center facility (the “Project”) located in Atchison County, Kansas.

WHEREAS, pursuant to a Lease dated as of December 28, 2006, by and between the Issuer and the Mortgagor evidenced by a Notice of Lease filed with the Register of Deeds for Atchison County, Kansas on January 16, 2007 and recorded in Book 559 at Page 137 (collectively, the “Lease”), the Issuer has leased the Project, including the land described in Exhibit A attached hereto and incorporated by reference (the “Premises”), the Improvements, Fixtures, Personal Property (as said terms are defined below) to the Mortgagor in consideration for which the Issuer, pursuant to a Trust Indenture dated as of the issue date of the Bonds (the “Indenture”) by and between the Issuer and Commerce Bank, N.A., a Trustee, has issued the Bonds.

WHEREAS, Pursuant to the provisions of a Credit and Security Agreement dated as of July 21, 2009 (as the same may from time to time be restated, modified, supplemented or otherwise amended, the “Credit Agreement”) by and between Mortgagor and Mortgagee, Mortgagee has made certain loans to the Mortgagor, as evidenced by certain promissory notes (as the same may from time to time be extended, restated, modified, supplemented or otherwise amended, the “Note”);

WHEREAS, this Mortgage is intended to secure repayment of the Note and performance of the obligations under the Note, the Credit Agreement and any other loan document between Mortgagor and Mortgagee (collectively, as the same may from time to time be restated, modified, supplemented or otherwise amended, the “Loan Documents”); and

NOW, THEREFORE, Mortgagor, in consideration of the premises, of the obligations to Mortgagor evidenced by the Note, the Credit Agreement and the other Loan Documents and of other legally sufficient consideration, the receipt whereof is hereby acknowledged, and in order to secure the payment of all obligations under the Loan Documents according to their tenor and effect, together with all other sums due hereunder or under any other instrument securing the Loan Documents, and to declare the terms and provisions upon and subject to which the Credit Agreement is to be secured and repaid, has executed and delivered this Mortgage.

GRANTING CLAUSE; OBLIGATIONS SECURED

The Grant.   Mortgagor does hereby grant, bargain, sell, mortgage, warrant, convey, alien, remise, release, assign, transfer, grant a security interest in, set over, deliver and confirm unto Mortgagee, as applicable, upon the terms and conditions of this Mortgage, each and all of Mortgagor’s right, title and interest in the following described real and personal property and also grants Mortgagee a security interest in the personal property described below:

1.                                       All of Mortgagor’s right, title and interest in the Project and the Premises, all tenements and hereditaments thereunto appertaining and all after acquired interests of every kind and nature therein, which is situated in the County of Atchison, State of Kansas, together with all buildings, structures, fixtures, appurtenances, and improvements thereon situate or which may hereafter be erected or placed thereon (the “Improvements”), all remainders and reversions in the Premises and all right, title and interest of Mortgagor in and to all streets, roads, boulevards, avenues or other public thoroughfares in front of and adjoining the Premises, including all easements, licenses and rights-of-way thereunto appurtenant, attached or belonging, and also all right, title and interest of Mortgagor in and to all strips and gores of land adjacent to the Premises; and

2.                                       All heating, lighting, ventilating, cooling, refrigeration, water supply apparatus and fixtures, all water closets, basins, pipes, faucets, mantels, elevators, escalators, and snow and dirt removal equipment and all other apparatus, fixtures, machinery, equipment and all replacements thereof, now or hereafter located upon and used or furnished in connection with the letting or operation of the Premises, which are and shall be deemed to be a portion of the security for the indebtedness herein mentioned and covered by this Mortgage (the “Fixtures”); and

3.                                       All equipment and other articles of personal property now or in the future constituting a part of the Premises, and all substitutions for changes in or replacements of the whole or any part thereof, but only to the extent that such substitutions, changes and replacements constitute a part of the Premises under the terms of the Lease (collectively, the “Personal Property”); and

4.                                       All of Mortgagor’s contract rights under the Lease, including, but not limited to the Mortgagor’s right to purchase the Premises, Project, Improvements, and Personal Property located thereon, contained in the Lease; and

5.                                       All rents, royalties, profits, revenues, income and other benefits of and from the property subject or required to be subject to the lien of this Mortgage, and all of the estate, right, title and interest of every nature whatsoever of Mortgagor in and to the same and every part and parcel thereof; and

6.                                       All right, title and interest of Mortgagor in and to the following, including the right to receive the same, to-wit (to the extent not pledged to the Trustee):

6.1.                              All proceeds of insurance paid or payable as a result of damage to or destruction of the property described above; and

6.2.                              Any and all awards or payments, including interest thereon, which may be made with respect to the property described above as a result of:  (i) the exercise of the right of eminent domain; (ii) the alteration of the grade of any streets or roads; and (iii) any other damage or injury to or decrease in the value of the property described above, in each such instance to the extent of all amounts which may be secured by this Mortgage on the date of receipt of any such insurance proceeds, awards or payments by Mortgagee, and to the extent of reasonable counsel fees (to the extent now or hereafter permitted by law), costs and disbursements incurred by Mortgagee in connection with the collection of any such insurance proceeds, award or payment;

all of the same being hereinafter collectively called the “Mortgaged Property”.  Notwithstanding anything else in this Mortgage to the contrary, the Mortgaged Property shall not include any property related to the Project, whether real or personal and whether tangible or intangible, to the extent owned by the Issuer or the Trustee and leased to Mortgagor pursuant to the Lease, other than with respect to Mortgagor interest therein under the terms of the Lease.

TO HAVE AND TO HOLD all the above granted Mortgaged Property, whether now owned or hereafter acquired, unto Mortgagee and its successors and assigns.

ARTICLE 1.

OBLIGATIONS SECURED

1.1                                 Obligations Secured.  Mortgagor makes this grant and assignment for the purpose of securing the following obligations (each, a “Secured Obligation” and collectively, the “Secured Obligations”):

(a)                                  payment to Mortgagee of all sums at any time owing and performance of all other obligations arising under or in connection with the Note with interest as provided therein, executed by Mortgagor and payable to Mortgagee or its order, together with the payment and performance of any other indebtedness or obligations incurred in connection with the credit accommodation evidenced by the Note, whether or not specifically referenced therein; and

(b)                                 payment and performance of all obligations of Mortgagor under this Mortgage, together with all advances, payments or other expenditures made by Mortgagee as or for the payment or performance of any such obligations of Mortgagor; and

(c)                                  payment and performance of all obligations, if any, and the contracts under which they arise, which any rider attached to and recorded with this Mortgage recites are secured hereby; and

(d)                                 payment to Mortgagee of all liability, whether liquidated or unliquidated, defined, contingent, conditional or of any other nature whatsoever, and performance of all other obligations, arising under any swap, derivative, foreign exchange or hedge transaction or arrangement (or other similar transaction or arrangement howsoever described or defined) at any time entered into with Mortgagee in connection with any Secured Obligation; and

(e)                                  payment and performance of all obligations of Mortgagor under the Loan Documents, together with all advances, payments or other expenditures made by Mortgagee as or for the payment or performance of any such obligations of Mortgagor; and

(f)                                    payment and performance of all future advances and other obligations that the then record owner of the Mortgaged Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when any such advance or other obligation is evidenced by a writing which recites that it is secured by this Mortgage; and

(g)                                 all modifications, extensions and renewals of any of the Secured Obligations (including without limitation, (i) modifications, extensions or renewals at a different rate of interest, or (ii) deferrals or accelerations of the required principal payment dates or interest payment dates or both, in whole or in part), however evidenced, whether or not any such modification, extension or renewal is evidenced by a new or additional promissory note or notes.

1.2                                 Obligations.  The term “obligations” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, joint or several, including without limitation, all principal, interest, charges, including prepayment charges and late charges, and loan fees at any time accruing or assessed on any Secured Obligation.

1.3                                 Incorporation.  All terms of the Secured Obligations are incorporated herein by this reference.  All persons who may have or acquire an interest in the Mortgaged Property are hereby deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that:  (a) the Note or any other Secured Obligation may permit borrowing, repayment and reborrowing;  and (b) the rate of interest on one or more of the Secured Obligations may vary from time to time.

1.4                                 Future Advances.  This Mortgage secures all future advances and obligations under the Secured Obligations up to the maximum principal sum of $15,000,000 pursuant to K.S.A. 58-2336 (the “Maximum Sum”) for the Mortgaged Property located in the state of Kansas.  The total amount of obligations and advances secured hereby may decrease or increase from time to time, provided that the amount of the lien shall not at any time exceed the Maximum Sum, all accrued interest thereon, and all amounts (other than principal) payable by any obligor under the Secured Obligations, including, without limitation, all taxes and insurance premiums paid or advanced by Mortgagee with respect to the Mortgaged Property, all costs of enforcing and foreclosing on the lien of this Mortgage, and all sums expended or incurred for the protection of the security interest hereby created in the Mortgaged Property, regardless whether the foregoing was advanced, paid, incurred or expended prior to the date hereof or at any future time or times.

ARTICLE 2.

PARTICULAR COVENANTS OF GRANTOR

Mortgagor covenants and agrees with Mortgagee as follows:

2.1.                              Payment of Credit Agreement and the Secured Obligations.  That it will pay the Credit Agreement and the Secured Obligations in full as herein and in the Credit Agreement and the Loan Documents provided and will perform and keep all the covenants and agreements in this Mortgage, the Credit Agreement, the Loan Documents and in all other instruments securing payment of the Credit Agreement, Loan Documents and the Secured Obligations.

2.2.                              Title and Lien.  That at the delivery hereof, it is in possession of the Mortgaged Property as tenant under the Lease hereinabove granted and is seized of a the leasehold estate created thereby, free and clear of all liens and encumbrances except for those encumbrances which are of public record, that it has full power to subject the same to the lien hereof and that it will warrant and defend the title to such leasehold estate forever against the claims and demands of all persons whomsoever.

2.3.                              That the lien created by this Mortgage is a first lien on the Mortgaged Property and that it will keep the same and the rights, privileges and appurtenances thereto free from all lien claims of every kind ranking on a parity with or having priority over this Mortgage and will protect and defend the title and possession thereof so that this Mortgage shall be and remain a first lien thereon until said debt be fully paid, or if foreclosure sale be had hereunder so that the purchaser at the said sale shall acquire good title in fee simple to the Mortgaged Property free and clear of all liens and encumbrances.  Borrower represents, covenants, and warrants:

2.3.1.                     that the Lease is in full force and effect and has not been modified or amended in any manner whatsoever;

2.3.2.                     that there are no defaults under the Lease, and no event has occurred, that, with the giving of notice, the passage of time, or both, would constitute a default under the Lease;

2.3.3.                     that all rents, additional rents, and other sums due and payable under the Lease have been paid in full to the extent they were payable before the date of this Mortgage;

2.3.4.                     that neither Borrower nor the landlord under the Lease has commenced any action or given or received any notice for the purpose of terminating the Lease;

2.3.5.                     that the interest of the tenant under the Lease is vested in the Borrower;

2.3.6.                     the quiet and peaceful possession of Lender, subject to the rights of the Issuer as owner and and the Mortgagor as tenant under the Lease; and

2.3.7.                     that the Borrower will defend the leasehold estate created by the Lease for the entire remainder of the term set forth in the Lease, against all and every person or persons lawfully claiming, or who may claim the same or any part of the Lease, subject only tot he payment of the rents reserved in the Lease and to the performance and observance of all the terms, covenants, conditions and warranties of the Lease.

2.4.                              Lease.  The Mortgaged Property includes a leasehold estate pursuant to the Lease under which Mortgagor is the lessee.  In respect of the Lease, Mortgagor hereby covenants, warrants and agrees to and with Mortgagee that:

(a)                                  In no event shall Mortgagor do or permit to be done, or omit to do or permit the omission of, any act or thing, the doing of or omission to do, which would impair the lien of this Mortgage or would constitute grounds for the termination of any such Lease, or, with the giving of notice or the passage of time or both, would entitle the landlord thereunder to declare a forfeiture thereof or a default thereunder, or to re-enter the property covered by such Lease;

(b)                                 Mortgagor will not release, surrender or terminate the Lease without the prior written consent of Mortgagee, nor without similar consent will Mortgagor modify, amend or change in any manner any of the terms, provisions, covenants or agreements contained in the Lease, except for such amendments as do not materially reduce the rights or increase the obligations of Mortgagor under the Lease;

(c)                                  There shall be no merger of any of the Lease or the estate created thereby or of any building, building service equipment or other improvements now or hereafter constituting a portion of the Mortgaged Property with the fee estate of the land and premises covered by such Lease, by reason of the fact that any of said Agreements or the interests and estates created thereby or any interest in such building, equipment or other improvement be held directly or indirectly by or for the account of any person or persons who shall hold the fee estate in that portion of the Mortgaged Property covered by such Lease or any portion thereof or any interest in such fee estate; nor shall there be a merger by reason of the fact that all or any part of the estates or any interests of Mortgagor under the Lease may be conveyed or mortgaged to a person who shall hold the fee estate in the Premises covered thereby or any portion thereof; and

(d)                                 If Mortgagor (or a successor under the Lease) becomes the owner of the fee estate of the Premises covered thereby, this Mortgage shall, without further act or deed, be deemed to have spread to, shall cover and subject such fee estate to the lien and charge of this Mortgage.

2.5.                              Lease Obligations.   Mortgagor covenants that, in addition to the payment of all rents, additional rent, impositions and other payments and charges required to be paid by Mortgagor under the pursuant to the provisions of the Lease, Mortgagor will:

(a)                                  Diligently perform and observe all of the terms, covenants and conditions of the Lease required to be performed and observed by Mortgagor thereunder, to the end that all things shall be done which are necessary and appropriate to keep unimpaired Mortgagor’s rights under the Lease;

(b)                                 Promptly notify Mortgagee in writing of any default by any lessor or other party under the Lease in the performance or observance of any of the terms, covenants or conditions on the part of such lessor or other party to be performed or observed thereunder;

(c)                                  Promptly (i) advise Mortgagee in writing of the giving of any notice by any lessor, sublessor or any other party under the Lease to Mortgagor of any default by Mortgagor in the performance or observance of any of the terms, covenants or conditions contained in the Lease on the part of Mortgagor to be performed or observed, and (ii) deliver to Mortgagee a true copy of each such notice;

(d)                                 At least sixty (60) days prior to the last day upon which Mortgagor may validly exercise any option to renew or extend the term of the Lease, give written notice to Mortgagee of Mortgagor’s intention to so exercise said option or not exercise all such renewal or extension options; it is expressly agreed that, in the event of Mortgagor’s failure to exercise any option to renew or extend the term of the Lease pursuant to the provisions hereof Mortgagee shall have, and is hereby granted, the irrevocable right to exercise any such option either in its own name and behalf or in the name and behalf of a designee or nominee of Mortgagee or in the name and behalf of Mortgagor, as Mortgagee in its sole discretion shall determine;

(e)                                  Promptly notify Mortgagee in writing in the event of the initiation of any litigation or court proceedings with respect to the Lease, it being agreed that (i) Mortgagee shall have the right to enter such litigation or court proceedings to preserve its rights under this Mortgage at the expense of Mortgagor, and (ii) if, at the time such litigation or court proceedings shall be initiated, Mortgagor shall be in default in the performance or observance of any term, covenant, condition or other requirement hereof or of the Lease on the part of Mortgagor to be performed or observed, Mortgagee shall have and is hereby granted the sole and exclusive right to defend or prosecute, as appropriate, the rights, obligations or duties of Mortgagor therein, provided that nothing herein shall impose any duty upon Mortgagee to enter in any such litigation or court proceedings; and

(f)                                    Within 30 days after written demand by Mortgagee, use its best abilities to obtain from the lessor, sublessor or any other party under the Lease and furnish to Mortgagor an estoppel certificate of such party in form and content reasonably required by Mortgagee.

2.6.                              Lease Default.   Mortgagor further covenants that:

(a)                                  Should Mortgagor fail to perform and observe all of such terms, covenants and conditions of the Lease without reliance upon notice or any period of grace, Mortgagee may (but shall be under no obligation to) take any action, without allowing for notice or the expiration of any period of grace, as Mortgagee may deem necessary or desirable to prevent or cure any default of Mortgagor under the Lease;

(b)                                 Upon receipt by Mortgagee of any notice of default under the Lease by Mortgagor, Mortgagee shall be entitled to rely thereon following notification of Mortgagor of Mortgagee’s receipt of such notice of default and take such action (even though Mortgagor denies or questions the existence of such default);

(c)                                  Mortgagee shall have the right to enter all or any portion of the Premises at such times and in such manner as Mortgagee deems appropriate to prevent or to cure any such default; and

(d)                                 All monies expended by Mortgagee to prevent or to cure any such default, together with interest thereon, shall be payable upon demand and shall be secured by the Mortgage.

2.7.                              Further Assurances.  That it will, at its expense, do all such further acts and execute, acknowledge, deliver and record financing and continuation statements and all such further instruments as Mortgagee shall require to:

(a)                                  continue, preserve and maintain this Mortgage as a valid and subsisting first and prior lien and security interest upon the Mortgaged Property enforceable in accordance with the terms and provisions of this Mortgage;

(b)                                 preserve and maintain the rights created by any other instruments securing the payment of the Credit Agreement, Loan Documents and the Secured Obligations; and

(c)                                  preserve and maintain the priority of this Mortgage and all such other instruments securing the payment of the Credit Agreement and the Loan Documents and the record notice thereof so that no rights or liens of others shall gain parity with or priority over this Mortgage and the other instruments securing the payment of the Credit Agreement, Loan Documents and the Secured Obligations.

2.8.                              Taxes, Assessments and Utilities.  That it will forthwith pay all taxes, assessments, water and sewer charges and public charges, general and special, of every nature, now existing against the Mortgaged Property, the improvements thereon and appurtenances thereto, and pay before delinquent all taxes, assessments, water and sewer charges and public charges, general and special, of every nature hereafter levied or assessed thereon.  In the event of the enactment after the date hereof of any Federal law or law of the State of Kansas deducting from the value of land for the purpose of taxation, any lien thereon, or changing in any way the laws now in force for the taxation of mortgages or debts secured by mortgages, or the manner of the collection of any such taxes, so as to materially or adversely affect this Mortgage or the debt secured hereby, then, in such case the whole of the unpaid principal sum secured by this Mortgage, together with the interest accrued thereon, shall, at the option of Mortgagee and without notice to any party, become immediately due and payable; provided, however, Mortgagee agrees that it will not exercise such option to so declare such indebtedness to be immediately due and payable if Mortgagor shall pay before the same shall be delinquent any tax, imposition or assessment imposed by any such law resulting in Mortgagee having to bear directly or indirectly the whole or any part of any tax, imposition or assessment imposed upon or with respect to the Mortgaged Property or this Mortgage or the lien created hereby.   Mortgagor will pay (or cause to be paid) before delinquent all charges for gas, electricity, water, sewer or other public utility services furnished to the Mortgaged Property.

In the event Mortgagor shall fail to pay any of the foregoing before delinquent Mortgagee may (but shall not be obligated to) pay the same and any interest and penalties thereon and the sums so advanced with all costs and expenses thereof shall be secured hereby in accordance with the provisions of Section 2.14 below.

Insurance.  The Mortgagor shall insure the Mortgaged Property as required by the Credit Agreement.

2.9.                              Environmental Representations and Warranties.  Mortgagor represents and warrants,  that, to the best of Mortgagor’s knowledge, except as disclosed in or permitted by the Credit Agreement:  (a) there are no Hazardous Substances (defined below) or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with Environmental Laws (defined below) and with permits issued pursuant thereto, if any, and (ii) fully disclosed to Mortgagee in writing; (b) there are no past or present Releases (defined below) of Hazardous Substances in violation of any Environmental Law or which would require Remediation (defined below) by a Governmental Authority in, on, under or from the Property except as described in the Environmental Report; (c) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property; (d) Mortgagor does not know of, and has not received, any written or oral notice or other communication from any person or entity (including, but not limited to a governmental entity) relating to Hazardous Substances or Remediation thereof, of possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual administrative or judicial proceedings in connection with any of the foregoing; and (e) Mortgagor has truthfully and fully provided to Mortgagee, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Mortgagor and that is contained in Mortgagor’s files and records, including, but not limited to any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property. “Environmental Law” means any present, future, federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment.  “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.  “Environmental Law” also includes, but is not limited to, any present or future, federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property.  “Hazardous Substances” include but are not limited to any and all substances (whether solid, liquid or gas) (i) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future, Environmental Laws or (ii) that may have a negative impact on human health or the environment, including, but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.  “Release” of any Hazardous Substance includes, but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.  “Remediation” includes, but is not limited to any response, remedial removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to in this Article.

2.10.                        Environmental Covenants.  Mortgagor covenants and agrees that so long as the Mortgagor owns, manages, is in possession of, or otherwise controls the operation of the Property: (a) all uses and operations on or of the Property, whether by Mortgagor or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto; (b) there shall be no Releases of Hazardous Substances in, on, under or from the Property which are not promptly remediated; (c) there shall be no Hazardous Substances in, on, or under the Property, except those that are in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required; (d) Mortgagor shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Mortgagor or any other person or entity (the “Environmental Liens”); (e) Mortgagor shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Section 2.11 below, including, but not limited to providing all relevant information and making knowledgeable persons available for interviews; (f) Mortgagor shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Mortgagee after Mortgagee has reason to believe this Section has been violated (including, but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Mortgagee the reports and other results thereof, and Mortgagee shall be entitled to rely on such reports and other results thereof; (g) Mortgagor shall, at its sole cost and expense, comply with all reasonable written requests of Mortgagee to (i) reasonably effectuate Remediation of any condition (including, but not limited to a Release of a Hazardous Substance) in, on, under or from the Property, (ii) comply with any Environmental Law, (iii) comply with any directive from any governmental authority, and (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment; (h) Mortgagor shall not do or allow any tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and (i) Mortgagor shall immediately notify Mortgagee in writing promptly after it has become aware of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property which is required to be reported to a governmental authority under any Environmental Law, (B) any actual Environmental Lien affecting the Property, (C) any required Remediation of environmental conditions relating to the Property, and (D) any written or oral notice or other communication of which Mortgagor becomes aware from any source whatsoever (including, but not limited to a governmental entity) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or threatened administrative or judicial proceedings in connection with anything referred to in this Article.

2.11.                        Mortgagee’s Rights. Mortgagee, its environmental consultant, and any other person or entity designated by Mortgagee, including, but not limited to any receiver and any representative of a governmental entity, shall have the right, but not the obligation, at intervals of not less than one year, or more frequently if the Mortgagee reasonably believes that a Hazardous Substance or other environmental condition violates or threatens to violate any Environmental Law, after notice to Mortgagor, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including, but not limited to conducting any environmental assessment or audit of the Property or portions thereof to confirm Mortgagor’s compliance with the provisions of this Article, and Mortgagor shall cooperate in all reasonable ways with Mortgagee in connection with any such audit.  Such audit shall be performed in a manner so as to minimize interference with the conduct of business at the Property.  If such audit discloses that a violation of or a liability under any Environmental Law exists or if such audit was required or prescribed by law, regulation or governmental or quasi-governmental authority, Mortgagor shall pay all costs and expenses incurred in connection with such audit; otherwise, the costs and expenses of such audit shall, notwithstanding anything to the contrary set forth in this Section, be paid by Mortgagee.

2.12.                        Maintenance of Improvements.   Mortgagor will:

(a)                                  keep the Mortgaged Property in good order and repair, and will not commit or suffer waste thereon, nor remove, raze or demolish any of the improvements located on the Premises without the prior written consent of Mortgagee, nor do or permit to be done any act whereby the Mortgaged Property shall become less valuable;

(b)                                 perform and comply with, and cause the Mortgaged Property to be maintained, used and operated in accordance with, any and all (i) present and future laws, ordinances, rules, regulations and requirements of every duly constituted governmental or quasi-governmental authority or agency having jurisdiction over Mortgagor or the Mortgaged Property or any part thereof.

(c)                                  maintain and keep in full force and effect all licenses, permits and consents necessary or required by any such governmental authority or agency.

2.13.                        Protection of Mortgaged Property and Rights.  Mortgagee shall have the right and power to institute and maintain or defend or intervene in such suits and proceedings as it may reasonably and in good faith deem necessary to:

(a)                                  prevent any impairment of the Mortgaged Property by any acts which may be unlawful or constitute any violation of this Mortgage;

(b)                                 enforce, defend, preserve or protect its interest (including the priority of the lien created hereby) in and to the Mortgaged Property and the income, royalties, revenue, rents, profits and other benefits arising therefrom and its rights and remedies under this Mortgage;

(c)                                  restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order would substantially impair the security hereunder or be substantially prejudicial to the interest of Mortgagee; and

(d)                                 defend, preserve or protect its interests should Mortgagee become a party to any suit or proceeding by reason of this Mortgage.

All of Mortgagee’s costs and expenses (including attorneys’ fees to the extent permitted by law) incurred in any such actions shall be secured hereby and be paid by Mortgagor on demand as provided in Section 2.14 below.

2.14.                        Advances Secured.  If Mortgagor shall fail to perform any of its obligations under this Article and if Mortgagee shall advance its funds for any of the purposes specified in such Sections or if Mortgagee shall advance sums for or in connection with any suit or proceeding referred to in of this Article, then the sums so advanced by Mortgagee, together with the costs and expenses of effecting the same, shall be payable on demand with interest from the date of payment.  All sums advanced by Mortgagee under the provisions this Article and the costs and expenses thereof with interest from the date of the advance at the rate ten percent (10%) per annum shall be added to and become a part of the indebtedness of Mortgagor until paid and the repayment thereof shall be secured by this Mortgage with the same priority and in the same manner as the indebtedness evidenced by the Credit Agreement and the Loan Documents secured hereby.

2.15.                        Damage to Mortgaged Property.  Subject to the prior rights of the City under the Lease, if all or any part of the Mortgaged Property shall be damaged by fire or other casualty, Mortgagor will promptly restore the Mortgaged Property to the equivalent of its original condition, regardless of whether or not there shall be any insurance proceeds therefor, except if Mortgagee, shall elect to apply the insurance proceeds to the payment of the Credit Agreement, the Loan Documents and any other indebtedness secured hereby, Mortgagor shall not be obligated to so restore the Mortgaged Property.  If a part of the Mortgaged Property shall be physically damaged through condemnation, Mortgagor will promptly restore, repair or alter that portion of the Mortgaged Property remaining after such condemnation in a manner satisfactory to Mortgagee, except if Mortgagee shall elect to apply the condemnation proceeds to the payment of the Credit Agreement, the Loan Documents and any other indebtedness secured hereby, Mortgagor shall not be obligated to restore the Mortgaged Property.

2.16.                        Inspections.  Mortgagee is hereby authorized to enter upon and inspect the Mortgaged Property at any time upon twenty-four (24) hours prior notice to any tenant during normal business hours during the life of this Mortgage and for such purposes is hereby granted an easement to enter upon and inspect the Mortgaged Property.

2.17.                        Replacements - Alterations.  None of the improvements, fixtures, apparatus or equipment, except personal property, trade fixtures and other property owned by or leased to the tenant, now or hereafter owned or leased by Mortgagor and now or hereafter attached to or located upon and used or furnished in connection with the operation or letting of the Mortgaged Property or any part thereof shall be removed without the prior written consent of Mortgagee unless replaced with similar property of equal or greater value and no building now or hereafter on the Premises shall be materially structurally altered without the prior written consent of Mortgagee.  The consent of Mortgagee shall not be unreasonably withheld, and Mortgagee shall be deemed to have consented to any proposed removal or material structural alteration unless it objects within ten (10) days following written notice thereof.

2.18.                        Demolition - Eminent Domain.  Subject to the prior rights of the City under the Lease, if upon the actual or threatened waste, demolition or removal of any of the improvements now or hereafter on the Premises or the condemnation or other taking (including, without limiting the generality of the foregoing, changes of grades of streets) under the power of eminent domain of all or any part of the Mortgaged Property or upon any other damage or injury to or decrease in the value of the Mortgaged Property, the entire indebtedness secured hereby shall, at the option of Mortgagee, without notice, become immediately due and payable.  Subject to the prior rights of the City under the Lease, if Mortgagor hereby assigns to Mortgagee as additional security for the debt secured hereby, all awards in any and all such proceedings, including all awards or payments for injury or damage to or decrease in the value of the Mortgaged Property, which may, at the option of Mortgagee, be applied on the indebtedness hereby secured after first deducting the costs and expenses of Mortgagee (including attorneys’ fees to the extent permitted by law) incurred in such proceedings and any balance of such monies then remaining shall be paid to Mortgagor.  Mortgagor will give notice of any such proceedings or event to Mortgagee and Mortgagee may intervene therein for the protection of its interest in the Mortgaged Property.   Mortgagor will execute and deliver to Mortgagee from time to time such further instruments as may be requested by Mortgagee to confirm such assignment to Mortgagee of any such award or payment.

2.19.                        Rent Assignment.  That the income, rents and profits and rental value of the Mortgaged Property and any and all present or future leases and rental and occupancy agreements are hereby pledged and assigned to Mortgagee as additional security for the payment of the indebtedness secured hereby; provided, however, until an Event of Default (as defined in the Credit Agreement), Mortgagor shall be suffered and permitted to use and enjoy the Mortgaged Property and to receive when due, but not more than one (1) month in advance, except upon written approval of Mortgagee, the income, rents and profits and rental value thereof.

In the event and during the continuance of an Event of Default, Mortgagee, at its option and without notice, shall have full power and authority to do and perform any one or more of the following, to-wit:

(a)                                  to take possession of the Mortgaged Property and to operate and maintain the same with full power and authority to lease the whole or any part thereof and to collect the income, rents and profits therefrom;

(b)                                 to institute and carry on all actions and proceedings deemed necessary for the recovery of possession or the protection of all or any portion of the Mortgaged Property and to institute and prosecute all actions and proceedings for the collection of income, rents and rental value then due and unpaid and thereafter to become due;

(c)                                  to make repairs, improvements, alterations or additions deemed necessary;

(d)                                 to pay the costs and expenses (including, to the extent not prohibited by law, attorneys’ fees if one be employed) of any or all of the foregoing out of the income, rents and profits received, and to apply the balance toward the cost of discharging the obligations imposed upon Mortgagor by this Mortgage, the Credit Agreement or the Loan Documents secured hereby; and

(e)                                  Mortgagee shall in addition be entitled to have a receiver appointed ex parte by a court of proper jurisdiction to perform any and all of the functions specified in subparagraphs (a), (b), (c) and (d), above.

The foregoing powers and authorities contained in subparagraphs (a) to (e), inclusive, shall be operative whether or not foreclosure proceedings have been initiated and shall remain in effect after sale and during redemption periods, if any.  Upon or after an Event of Default, Mortgagee, in addition to the foregoing, at its option and without notice, shall have full right, power and authority to enter upon the Mortgaged Property and collect the income, rents and profits hereby assigned with or without taking possession thereof.

2.20.                        Leases Affecting Mortgaged Property.   Mortgagor will comply with and observe its obligations as landlord under all leases affecting all or any part of the Mortgaged Property.   Mortgagor will not amend, cancel, abridge, terminate, or otherwise modify any existing or future lease of the Mortgaged Property, or any part thereof, or enter into any new lease, sublease, renewals, or extension, or accept any prepayment of rent or installments of rent for more than one month in advance, without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Mortgagor shall not be required to obtain the prior consent of Mortgagee to enter into any new lease provided that such new lease meets the following requirements:  (1) The lease is on the current form lease used by Mortgagor for the Mortgaged Property as approved by Mortgagee; (2) The minimum annual rent per square foot of lease space under such new lease is not less than the minimum annual rent per square of leased space for the then existing lease of any portion of the Mortgaged Property with the lowest rental rate, and (3) Upon execution of the lease, a copy of the executed lease shall be delivered to Mortgagee.  Notwithstanding the foregoing, Mortgagor shall have the right to make non-material changes to any lease of the Mortgaged Property without the prior written

consent of Mortgagee.   Mortgagor shall also have the right to renew or extend the term of any lease of the Mortgaged Property provided that the rental is equal to or greater than the rental during the expired lease term and the other terms of the lease remain materially the same as the terms in effect during the expired lease term.  If requested by Mortgagee, Mortgagor will separately assign to Mortgagee, as additional security, any and all such leases whether now existing or hereafter created, including, without limitation, all rents, royalties, issues and profits of the Mortgaged Property from time to time accruing.

At the request of Mortgagee, Mortgagor will enter into appropriate agreements which will effect the subordination of this Mortgage to any present or future leases of all or any part of the Mortgaged Property.

2.21.                        No Further Assignments of Leases - Rents.   Mortgagor will make no assignment of leases, income, rents, profits or rental value of the Mortgaged Property for any present or future debts or obligations other than those secured by this Mortgage.

2.22.                        Leases - Foreclosure.  In the event of a default under this Mortgage, which default remains uncured after the expiration of any applicable cure period, Mortgagee, at Mortgagee’s option, is authorized to foreclose this Mortgage subject to the rights of any tenants of the Mortgaged Property, and the failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be, nor be asserted to be by Mortgagor, a defense to any proceedings instituted by Mortgagee to collect the sums secured hereby or any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property.

2.23.                        Maximum Interest.  No provision of this Mortgage or any other instrument securing the Credit Agreement or the Loan Documents shall require the payment or permit the collection of interest in excess of the maximum amount permitted by law.  If any excess of interest in such respect is herein, in the Credit Agreement, the Loan Documents or in such other instrument provided for, or shall be adjudicated to be so provided for herein, in the Credit Agreement, the Loan Documents or in such other instrument, neither Mortgagor nor its successors in title shall be obligated to pay such interest in excess of the maximum amount not prohibited by law and the right to demand the payment of any such excess shall be and hereby is waived.  This provision shall control any other provision of the Credit Agreement, the Loan Documents, this Mortgage or such other instrument.  If any such excess interest shall have been paid by Mortgagor, it shall automatically be treated as a permitted additional prepayment of principal, but no premium for such payment shall be charged to Mortgagor.

2.24.                        Security Agreement.  This Mortgage in addition to being a first lien on the Mortgaged Property, is also a Security Agreement by and between Mortgagor, as debtor, and Mortgagee, as secured party, with respect to that portion of the Mortgaged Property which is subject to the Uniform Commercial Code, and this Mortgage creates and grants to Mortgagee a first lien and security interest in all such Mortgaged Property until the obligations hereunder, under the Credit Agreement, the Loan Documents and the other Loan Documents are paid and performed in full.   Mortgagor hereby grants to Mortgagee a security interest in all such property as security for the payment and performance of said obligations.  Upon the occurrence of any Event of Default, Mortgagee shall have all the rights and remedies of a secured party under the Uniform Commercial Code and any other applicable laws.  This Mortgage will also constitute a Uniform Commercial Code financing statement for purposes of perfecting Mortgagee’s interest in the Mortgaged Property.

2.25.                        Waiver of Redemption. In the event of a default by Mortgagor in the performance of the obligations imposed upon it by the terms of this Mortgage, the Credit Agreement, the Loan Documents secured hereby or any other instrument securing said Credit Agreement and the Credit Agreement, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any stay, extension or redemption laws or redemption periods of grace periods (except as provided for herein) now or hereafter in force and affecting the Mortgaged Property in order to prevent or hinder enforcement, foreclosure, sale, confirmation of sale or conveyance of the Mortgaged Property upon foreclosure or the final and absolute putting in possession thereof immediately after any such sale of the purchaser or purchasers thereat, and Mortgagor, for itself and its successors in title, to the full extent that it may lawfully do so for itself and its successors in title, hereby waives the benefit of all such laws.

2.26.                        Transfer or Further Encumbrance of Mortgaged Property.  If Mortgagor sells, assigns, conveys, transfers or otherwise alienates or further mortgages or encumbers the Mortgaged Property or any part thereof or interest therein, whether legal or equitable, and whether voluntarily or involuntarily (by foreclosure or otherwise) or by operation of law, without in each such instance obtaining the prior written consent of Mortgagee (which consent may be withheld for any reason), Mortgagee may, at its option, accelerate the maturity of the Credit Agreement and the Loan Documents secured hereby.  For the purposes of this paragraph, the disposition or other transfer of stock (or any general partnership interest) in Mortgagor (if applicable), except by devise or descent, shall be deemed a transfer of an interest in the Mortgaged Property.

2.27.                        Fixture Filing.  Certain of the Mortgaged Property is or will become “fixtures” (as that term is defined in the UCC) on the Mortgaged Property.  Upon recording this Mortgage in the real property records, this Mortgage shall be effective as a financing statement filed as a fixture filing.  In addition, a carbon, photographic or other reproduction of this Mortgage and/or any financing statement relating hereto shall be sufficient for filing and/or recording as a financing statement.  The filing of any other financing statement relating to any personal property rights or interests described herein shall not be construed to diminish any right or priority hereunder.

ARTICLE 3.

DEFEASANCE - DEFAULTS

Mortgagor covenants and agrees as follows:

3.1.                              Defeasance.  If the payments due under the Credit Agreement and the Loan Documents, and interest thereon be paid when due and the covenants and agreements in the Credit Agreement, the Loan Documents, this Mortgage and all other instruments securing the payment thereof be faithfully kept and performed, then these presents shall be null and void and the Mortgaged Property shall be released from the lien hereof at the cost of Mortgagor.

3.2.                              Defaults.  Subject to any applicable notice or grace period provided herein (if any), if any one or more of the following defaults shall occur:

(a)                                  if default shall be made in the payment of any obligations on or under the Credit Agreement, the Loan Documents or any payment required pursuant to Section 1.1 of this Mortgage, when and as the same shall become due and payable, or in any other payment on the Credit Agreement or the Loan Documents, when and as the same shall become due and payable, whether at maturity, by acceleration or as a part of any prepayment or otherwise, as in the Credit Agreement, the Loan Documents or this Mortgage provided; or

(b)                                 if default shall be made in the due observance or performance of any covenant or agreement contained in this Mortgage; or

(c)                                  if default shall be made in the due observance or performance of any covenant, condition or agreement of Mortgagor contained in any other instrument securing the Credit Agreement or the Loan Documents; or

(d)                                 if a receiver, trustee or liquidation (or other similar official) of Mortgagor or any other Mortgagor or of the Mortgaged Property or any portion thereof, shall be appointed in any proceeding or by any federal or state officer or agency and shall not be discharged within sixty (60) days after such appointment or if Mortgagor or any other Mortgagor shall consent to such appointment; or

(e)                                  if Mortgagor or any other Mortgagor shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to the Bankruptcy Act or any similar federal or state law, now or hereafter in effect, or shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due, or shall be dissolved, or shall suspend payment of its obligations or shall take any action in furtherance of any of the foregoing; or if a petition or an answer shall be filed proposing the adjudication of Mortgagor or any other Mortgagor as a bankrupt or its reorganization or for arrangement under the Bankruptcy Act or any similar federal or state law, now or hereafter in effect, and (1) such party shall consent to the filing thereof, or (2) such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or

(f)                                    if final judgment for the payment of money in excess of $50,000 shall be rendered against Mortgagor or any other Mortgagor and such party shall not discharge the same or provide for its discharge in accordance with its terms or procure a stay of execution thereon within the period following such final judgment and prior to the execution thereon, or such longer period during which execution on such judgment shall have been stayed, or appeal from such judgment or from the order, decree or process upon or pursuant to which such judgment shall have been granted, passed or entered and cause the execution thereof to be stayed during such appeal, and if on appeal such judgment, order, decree or process shall be affirmed and such party shall not discharge such judgment or provide for its discharge in accordance with its terms within sixty (60) days after the entry of the order or decree of affirmance; or

(g)                                 if an “Event of Default” has occurred under the Credit Agreement (as defined therein) or the Loan Documents, including, without limitation, a default under the Loan Documents (as defined in the Credit Agreement); or

(h)                                 if default shall be made in the due observance or performance of any covenant, condition or agreement executed by Mortgagor or Guarantor (as defined in the Credit Agreement) in favor of Mortgagee as contained in any other instrument, including, without limitation, the Credit Agreement (as defined in the Credit Agreement);

then, and in every such case, this Mortgage shall stay in force and during the continuance of any such default:

(i)                                     Mortgagee may declare any and all amounts due under the Credit Agreement or the Loan Documents (if not then due and payable), to be due and payable immediately, and upon any such amounts due under the Credit Agreement or the Loan Documents shall become and be immediately due and payable, anything in the Credit Agreement, the Loan Documents or in this Mortgage to the contrary notwithstanding;

(ii)                                  Mortgagee shall be entitled to foreclose this Mortgage as a mortgage and shall be entitled to a judgment for the sum due upon the Credit Agreement, the Loan Documents and any additional sums paid by virtue of this Mortgage, including all costs and expenses of enforcing the same and reasonable attorneys’ fees, to the extent permitted by law, and shall be entitled to a decree for the sale of the Mortgaged Property in satisfaction of said judgment foreclosing all of the rights and equities of Mortgagor in and to the Mortgaged Property, as well as all persons claiming under them and at which sale appraisement of the Mortgaged Property is hereby expressly waived by Mortgagor;

(iii)                               Mortgagee shall continue to have the optional rights to exercise any or all other powers, rights and remedies given Mortgagee by this Mortgage, including, and not by way of limitation, the right to pay taxes, assessments, insurance and the cost of repairs and the like given to it by Article I above and the repayment of all such funds with interest thereon as hereinabove provided shall be secured by this Mortgage;

(iv)                              Mortgagee shall have all the rights and remedies of a secured party under the Uniform Commercial Code; and

(v)                                 Mortgagee shall have, in addition to the foregoing, all rights and remedies given by law and equity, including the right to have a receiver appointed for the Mortgaged Property.

No remedy granted or conferred by this Mortgage is intended to be exclusive of any other remedy or remedies and each and every remedy shall be cumulative and shall be in addition to every remedy given hereunder or now or hereafter existing at law or in equity or by statute.  No delay or omission of Mortgagee to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver of any such default or any acquiescence therein and every right, power and remedy given by this Mortgage or now or hereafter existing at law or in equity or by statute may be exercised from time to time and as often as may be deemed expedient by Mortgagee.

ARTICLE 4.

MISCELLANEOUS

Mortgagor covenants and agrees as follows:

4.1                                 No Waiver of Provisions.  No failure by Mortgagee to insist upon the strict performance of any covenant, agreement, term or condition of this Mortgage or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment on the Credit Agreement or the Loan Documents during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition.  No covenant, agreement, term or condition of this Mortgage to be performed or complied with by Mortgagor, and no breach thereof, shall be waived, altered or modified except by an instrument executed by Mortgagee.  No waiver of any breach shall affect or alter this Mortgage, but each and every covenant, agreement, term and condition of this Mortgage shall continue in full force and effect with respect to any other then existing or subsequent breach hereof.

4.2                                 Extensions.  That any extension of the time for payment of the indebtedness secured hereby, release of security or any modification of the instrument or instruments evidencing the indebtedness secured hereby, granted to any future owner of the Mortgaged Property or to any other party or entity liable in any capacity for such indebtedness, shall not relieve Mortgagor or any other such party or entity from liability to pay said indebtedness nor release Mortgagor or any such party or entity liable for such indebtedness with respect thereto and Mortgagor does hereby waive presentment and demand for payment, notice of nonpayment and notice of protest.

4.3                                 Powers not Exhausted.  No right or power given to Mortgagee by this instrument shall be exhausted by the exercise thereof on one or more occasions, but the same shall be a continuing right or power during the entire term of this Mortgage and may be exercised from time to time in accordance with the provisions of this instrument.

4.4                                 Covenants Run with Land.  The covenants and agreements hereinabove contained shall run with the land and shall bind and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, but neither this

Section 4.4 nor Section 4.6 of this Article 4 shall be construed as constituting Mortgagee’s consent to any assignment, conveyance or other transfer by Mortgagor of its interest in the Mortgaged Property.

4.5                                 Subrogation.  Mortgagee, before a sale hereunder, and the purchaser at the sale hereunder, shall be subrogated to the lien of any prior encumbrance or vendor’s lien, if any, on the Mortgaged Property paid out of the money secured by this Mortgage, whether or not such prior lien or encumbrance has been released of record.

4.6                                 Successors and Assigns, Etc.  Whenever the singular or plural number, or masculine, feminine or neuter gender is used herein, it shall equally include the other, and every mention of Mortgagee or Mortgagor shall include the heirs, executors, legal representatives, administrators, successors and assigns of the party so designated.  If more than one party or entity is designated as “ Mortgagor” herein, each such party or entity shall be jointly and severally liable for the performance and observance of all the covenants, conditions and agreements of this Mortgage to be performed and observed by Mortgagor.  The terms “Note”, “Mortgage”, “Credit Agreement” and “Loan Documents” shall include all amendments, modifications and supplements thereto.

4.7                                 Invalid Provisions to Affect No Others; Conflict.  In case any one or more of the covenants, agreements, terms or provisions contained in this Mortgage, the Credit Agreement or the Loan Documents shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein and in the Credit Agreement and the Loan Documents shall be in no way affected, prejudiced, limited or impaired thereby.  If there is any conflict between the terms and conditions contained herein and the terms and conditions contained in the Credit Agreement or the Loan Documents (including without limitation with respect to notice and cure periods and covenants related to casualty loss and condemnation), the terms and conditions in the Credit Agreement or the Loan Documents (as the case may be) shall govern and control.

4.8                                 Notice.  All notices to be given pursuant to this Mortgage shall be sufficient if mailed postage prepaid, United States certified or registered mail, return receipt requested, to the above-described addresses of the parties hereto, or to such other addresses as a party may request in writing.  Any notice given hereunder shall be deemed to have been received on the date such notice is deposited in the mail as aforesaid.

4.9                                 Headings.  The headings of the subdivisions of this Mortgage are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof or the interpretation hereof.

4.10                           Governing Law.  This Mortgage will be construed and enforced according to and governed by the laws of the State of Kansas.

[Signature Page Follows]

IN WITNESS WHEREOF, Mortgagor has executed these presents as of the day and year first above written.

Mortgagor:

MGP INGREDIENTS, INC.		Address
a Kansas corporation
100 Commercial Street,
Atchison, KS 66002
By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Its:	President

STATE OF KANSAS	)
) SS.
COUNTY OF ATCHISON	)

The foregoing instrument was acknowledged before me this 15th day of February, 2010, by Timothy W. Newkirk, the President of MGP Ingredients, Inc., a Kansas corporation on behalf of said corporation.

/s/ Marta L. Myers
Printed Name:Marta :L. Myers
Notary Public in and for said County and State

My Commission Expires:  02/01/2014

[SEAL]

EXHIBIT A

LEGAL DESCRIPTION

The land referred to herein is situated in the State of Kansas, County of Atchison, described as follows:

Tract 1:  Beginning at the Northeast corner of Lot Fourteen (14), Block Twenty (20); Thence North 90°00’00” East 90.16 feet along the South line of Commercial Street to a point 24.84 feet West of the Northeast corner of Lot One (1), in Block Twenty (20); Thence South 00°11’50” West 135.0 feet to a point 25.19 feet West of the Southeast corner of Lot Three (3) in Block Twenty (20); Thence South 90°00’00” West 189.81 feet to the Southwest corner of Lot Twelve (12) in said Block; Thence North 00°03’00” East 67.50 feet along the East line of Second Street to the North one-half of Lot Thirteen (13) in said Block; Thence North 90°00’00” East 100.0 feet along the North one-half of Lot Thirteen (13) to the East line of Lot Thirteen (13); Thence North 00°03’00” East 67.50 feet along the East line of the North one-half of Lot Thirteen (13) and all of Lot Fourteen (14) to the point of beginning, all lying in Block Twenty (20) in that part of the City of Atchison known and designated as “Old Atchison.”

Tract 2:  The North One-half (N 1/2) of Lot Thirteen (13), and all of Lot Fourteen (14), in Block Twenty (20), in that part of the City of Atchison usually known and designated as “Old Atchison.”

Tract 3:  Lots One (1), Two (2) and Three (3), in Block Nineteen (19), in that part of the City of Atchison usually known and designated as “Old Atchison.”

Atchison County, Kansas